Exhibit 99.1

Date:	May 23, 2016, 8:00 a.m. E.S.T.
Contact:	Archie M Brown, Jr.
President & CEO
MainSource Financial Group, Inc.
812-663-6734

NEWS RELEASE

MainSource Financial Group Expands Presence in Cincinnati; Completes its Acquisition Of Cheviot Financial Corp.

MainSource Financial Group, Inc. (NASDAQ:MSFG) (“MainSource” or the “Company”) announced today that it has finalized the acquisition of all the common stock of Cheviot Financial Corp (“Cheviot”) in a cash and stock transaction valued at approximately $102.5 million.  Cheviot, headquartered in Cincinnati, is the holding company for Cheviot Savings Bank.

Immediately following the Merger, Cheviot Savings Bank was merged with and into MainSource Bank, the wholly-owned subsidiary of MainSource. Customers in the Cincinnati area now have 14 full service banking offices and ATMs to conduct banking transactions in addition to access to all MainSource Bank locations throughout Indiana, Ohio, Kentucky and Illinois.  Additionally, we are a participant in the AllPoint ATM Network which allows MainSource customers FREE use of any ATM where the AllPoint logo is displayed.  The AllPoint Network offers over 300 ATMs throughout Cincinnati and Hamilton County, as well as 55,000 ATMs worldwide.  Customers may also access accounts via Online Banking at MainSourceBank.com, through our mobile app, or through our 24-hour automated Telephone Banking at 1-800-713-6083.

Mr. Brown stated, “I am pleased to welcome the employees and customers of Cheviot Savings Bank to MainSource.  Like Cheviot, we are a community-focused bank and are significantly involved in the local markets we serve.  We believe our approach to banking will provide our new customers with the level of service to which they are accustomed, while delivering a significantly expanded product offering.  “I am also pleased to announce that MainSource has named John T. (Jack) Smith (formerly, a director on the board of Cheviot Financial Corp.) to the board of directors of MainSource Financial Group, Inc.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.0 billion.  MainSource operates 91 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

* * * * *

2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734    MainSourceBank.com